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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors
     CMGI, Inc.

     We consent to the use of our report dated September 25, 2001, except as to
     Note 22, which is as of October 29, 2001, and except for the restatement referred to in Note 1a, as to which the date is December 11, 2001, with respect to the consolidated balance sheets of CMGI, Inc. as of July 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2001, which report appears in the July 31, 2001 annual report on Form 10-K/A of CMGI, Inc., incorporated by reference herein.

     /s/ KPMG LLP

     KPMG LLP

     Boston, Massachusetts
     December 20, 2001